FIRST AMENDMENT TO

BOARD OF DIRECTORS AGREEMENT

This First Amendment to Board of Directors Agreement (this “Amendment”) is made and entered into as of July 1st, 2026 (the “Amendment Effective Date”), by and between New Era Energy & Digital, Inc. (NUAI), a Nevada corporation (the “Company”), and Ondrej Sestak (the “Director”). This Amendment amends that certain Board of Directors Agreement, dated as of June 20, 2025, by and between the Company and the Director (the “Original Agreement”). Capitalized terms used but not otherwise defined in this Amendment have the meanings given to them in the Original Agreement.

RECITALS

WHEREAS, the Company and the Director entered into the Original Agreement, pursuant to which the Director serves on the Company’s Board of Directors (the “Board”) and as Chairman of the Compensation Committee of the Board, and receives the compensation set forth in Section IV thereof;

WHEREAS, Section VI of the Original Agreement provides that any amendment to the Original Agreement must be approved by the Board, and that amendments to Section IV (Compensation) do not require the Director’s consent to be effective;

WHEREAS, in connection with the renewal of the Director’s service for the twelve (12)-month term commencing on the Amendment Effective Date, the Board has approved a revised compensation structure for the Director; and

WHEREAS, the Company and the Director desire to amend the Original Agreement to give effect to such revised compensation structure.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Section IV (Compensation). Effective as of the Amendment Effective Date, Section IV (Compensation) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“IV. Compensation

A. Cash Fee. Subject to Section VI and during the term of this Agreement, the Company shall pay the Director, if the Company does not otherwise compensate the Director as an officer or employee, a non-refundable cash fee of $70,000 per year, paid on a quarterly basis at the beginning of each calendar quarter, in consideration for the Director providing the services described in Section I, which shall compensate him or her for all time spent preparing for, travelling to (if applicable) and attending Board or committee meetings. This cash fee may be revised by action of the Board from time to time. Such revision shall be effective as of the date specified in the resolution for payments not yet earned and need not be documented by an amendment to this Agreement to be effective.

B. Committee Chair Cash Fee. As consideration for serving as the Chairman of the Compensation Committee of the Board, the Director will receive additional cash compensation in the amount of $8,000 per year, paid in cash on a quarterly basis at the beginning of each calendar quarter.

C. Equity Compensation. For services as a member of the Board, the Director shall be granted an annual fully vested award of common stock of the Company (a “Stock Award”) with a grant date fair value equal to $215,000 calculated based on the volume weighted average price (“VWAP”) of the Company’s common stock from the thirty (30) day period preceding the grant date. Such Stock Award will be granted in its entirety on the first day of each twelve (12)-month term (or as soon as practicable thereafter) and will be subject to terms of the Company’s 2024 Equity Incentive Plan, as amended from time to time.

D. Committee Chair Equity. As consideration for serving as the Chairman of the Compensation Committee of the Board, after each period of twelve (12) months of continuous service, the Director will receive an additional fully vested Stock Award with a grant date fair value equal to $9,000 based on the VWAP of the Company’s common stock from the thirty (30) day period preceding the grant date. Such Stock Award will be granted in its entirety following the Director’s completion of each twelve (12)-months of continuous service as Chairman of the Compensation Committee of the Board and shall be subject to the terms of the Company’s 2024 Equity Incentive Plan, as amended from time to time.

E. Expenses. During the term of this Agreement, the Company will reimburse the Director for reasonable business-related expenses approved by the Company in advance, such approval not to be unreasonably withheld. Invoices for expenses, with receipts attached, shall be submitted. Such invoices must be approved by the Company’s Chief Executive Officer or Chief Financial Officer as to form and completeness.”

2. Except as expressly amended by this Amendment, the Original Agreement remains unmodified and in full force and effect in accordance with its terms. In the event of any conflict between this Amendment and the Original Agreement, this Amendment shall control.

3. This Amendment has been approved by the Board.

4. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nevada.

5. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Amendment by facsimile, DocuSign or other electronic signature is legal, valid and binding for all purposes.

[Signatures are located on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Board of Directors Agreement to be executed as of the Amendment Effective Date.

NEW ERA ENERGY & DIGITAL, INC. (NUAI)

By: /s/ Charles Nelson

Name: Charles Nelson

Title: Chief Executive Officer

ACKNOWLEDGED:

/s/ Ondrej Sestak

Ondrej Sestak, individually